                                                                 Exhibit 4(xvii)


                          CERTIFICATE OF DESIGNATION OF
                            SERIES H PREFERRED STOCK

                                       OF

                                  VIRAGEN, INC.

It is hereby certified that:

         1. The name of the Company (hereinafter called the "Company") is Viragen, Inc., a Delaware corporation.

         2. The certificate of incorporation of the Company authorizes the issuance of one million (1,000,000) shares of preferred stock, $1.00 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series H issue of Preferred Stock:

         RESOLVED, that five hundred (500) of the one million (1,000,000) authorized shares of Preferred Stock of the Company shall be designated Series H Preferred Stock, $1.00 par value per share, and shall possess the rights and preferences set forth below:

         Section 1. Designation and Amount. The shares of such series shall have a par value of $1.00 per share and shall be designated as Series H Preferred Stock (the "Series H Preferred Stock") and the number of shares constituting the Series H Preferred Stock shall be Five Hundred (500). The Series H Preferred Stock shall be offered at a purchase price of Ten Thousand Dollars ($10,000) per share (the "Original Series H Issue Price"), with a eight percent (8%) per annum accretion rate as set forth herein.

         Section 2. Rank. The Series H Preferred Stock shall rank: (i) junior to the Company Series F Preferred Stock and any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series H Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, $0.01 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series H Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series H Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         Section 3. Dividends. The Series H Preferred Stock will bear no dividends, and the holders of the Series H Preferred Stock ("Holders") shall not be entitled to receive dividends on the Series H Preferred Stock.

         Section 4. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Event"), either voluntary or involuntary, the then Holders of shares of Series H Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of
(i) the Original Series H Issue Price for each outstanding share of Series H Preferred Stock and (ii) an amount equal to eight percent (8%) of the Original Series H Issue Price, per annum, accruing daily, for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series H Preferred

Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series H Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series H Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series H Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series H Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

                  (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

                  (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of shall be deemed to be a Liquidation Event as defined in Section 4(a); provided further that (i) a consolidation, merger, acquisition, or other business combination of the Company with or into any other publicly traded company or companies shall not be treated as a Liquidation Event as defined in Section 4(a) but instead shall be treated pursuant to Section 5(d) hereof, and (ii) a consolidation, merger, acquisition, or other business combination of the Company with or into any other non-publicly traded company or companies shall be treated as a Liquidation Event as defined in Section 4(a). The Company shall not effect any transaction described in subsection 4(c)(ii) unless it first gives thirty (30) business days prior notice of such transaction (during which time the Holder shall be entitled to immediately convert any or all of its shares of Series H Preferred Stock into Common Stock at the Conversion Price, as defined below, then in effect, which conversion shall not be subject to the conversion restrictions set forth in Section 5(a); provided however, that, if such conversion takes place prior to the end of the six (6) month holding period set forth in Section 5(a), the Variable Conversion Price (as defined in Section 5(a)), shall equal eighty-two percent (82%)).

                  (d) In the event that, immediately prior to the closing of a transaction described in Section 4(c) which would constitute a Liquidation Event, the cash distributions required by Section 4(a) or Section 6 have not been made, the Company shall either: (i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series H Preferred Stock shall be the same as existing immediately prior to such proposed transaction.

         Section 5. Conversion. Subject to Section 4(c) herein, the record Holders of this Series H Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. The record Holder of the Series H Preferred Stock shall be entitled to convert, subject to the Company's right of Redemption Upon Receipt of Notice of Conversion set forth in Section 6(a) and the conversion restrictions herein below, any or all the shares of the Series H Preferred Stock on or after the date that is six (6) months after the Last Closing Date, as defined below, at the office of the Company or its designated transfer agent (the "Transfer Agent"), into that number of fully-paid and non-assessable shares of Common Stock calculated in accordance with the following formula (the "Conversion Rate"):

         Number of shares of Common Stock issued upon conversion of one (1) share of Series H Preferred Stock =


                       (.08) (N/365) (10,000) + 10,000
                       -------------------------------
                               Conversion Price



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         where,

         - N= the number of days between (i) the date that, in connection with the consummation of the initial purchase by Holder of shares of Series H Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series H Preferred Stock for which conversion is being elected, and (ii) the applicable Date of Conversion (as defined in Section 5(b)(iv) below) for the shares of Series H Preferred Stock for which conversion is being elected;

         - Conversion Price = the lower of (i) the "Fixed Conversion Price," which shall equal the lower of (a) $2.15 or (b) the Market Price, as defined below, on the date that is six (6) months after the Last Closing Date, subject to a minimum Fixed Conversion Price equal to a Market Price of eighty five cents ($0.85); and (ii) the "Variable Conversion Price," which shall equal 82% of the Market Price, as defined below, on the Date of Conversion, as defined below; and

provided, however, that, unless otherwise indicated herein, beginning on the date that is six (6) months following the Last Closing Date, as defined below, the right of the Holder to convert into Common Stock shall be limited to a maximum of fifteen percent (15%) of the aggregate principal amount of the Series H Preferred Stock issued to such Holder, and for each one (1) month period which expires thereafter, the Holder shall have the right to convert into Common Stock fifteen percent (15%) of the aggregate principal amount of the Series H Preferred Stock issued to such Holder, (the number of shares that may be converted at any given time, in the aggregate, is referred to hereinafter as the "Conversion Quota");and provided, further, in the event that the Holder elects not to convert its full Conversion Quota during any one (1) month period, the unconverted amount shall be carried forward and added to the Conversion Quota and thereafter the Holder may, from time to time, convert any portion of the Conversion Quota, subject to a maximum of twenty-five percent (25%) of the aggregate principal amount of the Series H Preferred Stock issued to such Holder (the "Conversion Collar") per month. In the event that the Company closes an offering of debt or equity securities for cash in a private capital raising transaction while the Conversion Quota is in effect, the Conversion Quota shall no longer apply after the closing date of such offering.

         As used herein, "Last Closing Date" shall mean the date of the last closing of a purchase and sale of the Series H Preferred Stock that occurs pursuant to the offering of the Series H Preferred Stock by the Company.

         For purposes hereof, any Holder which acquires shares of Series H Preferred Stock from another Holder (the "Transferor") and not upon original issuance from the Company shall be entitled to exercise its conversion right as to the percentages of such shares specified under Section 5(a) in such amounts and at such times such that the number of shares eligible for conversion by such Holder at any time shall be in the same proportion that the number of shares of Series H Preferred Stock acquired by such Holder from its Transferor bears to the total number of shares of Series H Preferred Stock originally issued by the Company to such Transferor (or its predecessor Transferor).

         For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock on the Nasdaq National Market System ("NMS"); or if no longer traded on the Nasdaq National Market System, the closing bid price on the principal national securities exchange or the over-the-counter market on which the Common Stock is so traded and if not available, the mean of the high and low prices on the principal national securities exchange or the over-the counter market on which the Common Stock is so traded.

         For purposes hereof, the term "Market Price" shall mean the average of the lowest two (2) Closing Bid Prices of the Company's Common Stock during the twenty (20) trading days immediately preceding the date in question.

                  (b) Mechanics of Conversion. In order to convert Series H Preferred Stock into full shares of Common Stock, the Holder shall (i) send via facsimile, on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the Date of Conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company



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and to its designated transfer agent (the "Transfer Agent") for the Series H
Preferred Stock stating that the Holder elects to convert, which notice shall specify the Date of Conversion, the number of shares of Series H Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series H Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, the Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify the Company and Holder of the results no later than two business days from the time it receives the disputed calculations.
Accountant's calculation shall be deemed conclusive absent manifest error.

                      (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series H Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series H Preferred Stock into Common Stock.

                      (ii) Delivery of Common Stock Upon Conversion. The Company shall or shall cause the Transfer Agent to, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                      (iii) No Fractional Shares. If any conversion of the Series H Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next higher number of shares.

                      (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is sent via facsimile to the Company before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series H Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, for delivery to the Company or the Transfer Agent as provided above, as soon as practicable after the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.



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

                  (c) Automatic Conversion or Redemption. Each share of Series H Preferred Stock outstanding on the date which is two (2) years and six (6) months after the Last Closing Date or, if not a business day, the first business day thereafter ("Termination Date") automatically shall, at the option of the Company, either (i) be converted ("Automatic Conversion") into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the Termination Date shall be deemed the Date of Conversion with respect to such conversion for purposes of this Certificate of Designation, or (ii) be redeemed ("Automatic Redemption") by the Company for cash in an amount equal to the Total Value (as defined in Section 6(b)(i) below) of the shares of Series H Preferred Stock being redeemed. If the Company elects to redeem, on the Termination Date, the Company shall send to the Holders of outstanding Series H Preferred Stock notice (the "Automatic Redemption Notice") via facsimile of its intent to effect an Automatic Redemption of the outstanding Series H Preferred Stock. If the Company does not send such notice to Holder on such date, an Automatic Conversion shall be deemed to have occurred. If an Automatic Conversion occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this Certificate of Designation; provided, however, that the Holders are not required to send the Notice of Conversion contemplated by
Section 5(b). If the Company elects to redeem, each Holder of outstanding Series H Preferred Stock shall send their certificates representing the Series H Preferred Stock to the Company within five (5) days of the date of receipt of the Automatic Redemption Notice from the Company, and the Company shall pay the applicable redemption price to each respective Holder within five (5) days of the receipt of such certificates. The Company shall not be obligated to deliver the redemption price unless the certificates representing the Series H Preferred Stock are delivered to the Company, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i). If the Company elects to redeem under this
Section 5(c) and the Company fails to pay the Holders the redemption price within five (5) business days of its receipt of the certificates representing the shares of Series H Preferred Stock to be redeemed as required by this
Section 5(c), then an Automatic Conversion shall be deemed to have occurred and, upon receipt of the Preferred Stock certificates, the Company shall immediately deliver to the Holders the certificates representing the number of shares of Common Stock to which the Holders would have been entitled upon Automatic Conversion using the lowest Conversion Price (as defined in Section 5 hereof) in effect during the period beginning on the Termination Date and ending on the date the Transfer Agent issues Common Stock pursuant to this
Section 5(c). Nothing in this Section 5(c) shall be construed to limit Holder's ability to pursue Holder's rights under Section 13 hereof.

                  (d) Adjustment to Conversion Rate.

                      (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series H Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend to all of the Holders of its Common Stock, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                      (ii) Adjustment to Variable Conversion Price. If, at any time when any shares of the Series H Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series H Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all twenty (20) trading days immediately preceding the Date of Conversion.

                      (iii) Adjustments.

                            (A) Adjustment Due to Merger, Consolidation, Etc.
If, prior to the conversion of all Series H Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or



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

securities of the Company or another entity or there is a sale of all or substantially all the Company's assets or there is a change of control transaction not deemed to be a liquidation pursuant to Section 4(c), then the Holders of Series H Preferred Stock shall thereafter have the right to receive upon conversion of Series H Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series H Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series H Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series H Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(d)(iii) unless (a) it first gives at least thirty (30) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series H Preferred Stock into Common Stock, which conversions shall not be subject to the conversion restrictions set forth in Section 5(a)); and
(b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(d)(iii).

                            (B) Adjustment Due to Distribution. If at any time
after the Last Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to Holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of any other public or private company, including but not limited to a subsidiary or spin-off of the Company (a "Distribution"), then the Holders of Series H Preferred Stock shall be entitled, upon any conversion of shares of Series H Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for determination of shareholders entitled to such Distribution.

                      (iv) Issuance of Other Securities. If, at any time after the Last Closing Date the Company shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") either (i) at a conversion or exchange rate based on a discount from the market price of the Common Stock at the time of conversion or exercise, or (ii) with a fixed conversion or exercise price less than the Fixed Conversion Price, then, at the Holder's option: (x) in the case of clause (i) the Variable Conversion Price in respect of any conversion of Series H Preferred Stock after such issuance shall be calculated utilizing the greatest discount applicable to any such Convertible Securities, and (y) in the case of clause (ii) the Fixed Conversion Price in respect of any conversion of Series H Preferred Stock after such issuance shall be reduced to such lesser conversion or exercise price applicable to any such Convertible Securities.

                      (v) No Fractional Shares. If any adjustment under this
Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

         Section 6. Redemption by Company.

                 (a) Company's Right to Redeem Upon Receipt of Notice of Conversion. If the Conversion Price of the Company's Common Stock is less than the Fixed Conversion Price (as defined in Section 5(a)), at the time of receipt of a Notice of Conversion pursuant to Section 5(b), the Company shall have the right, in its sole discretion, to redeem in whole or in part any Series H Preferred Stock submitted for conversion at the Redemption Rate (as defined below), immediately prior to and in lieu of conversion ("Redemption Upon Receipt of Notice of Conversion"). If the Company elects to redeem some, but not all, of the Series H Preferred Stock submitted for conversion, the Company shall redeem from among the Series H Preferred Stock submitted by the


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

various shareholders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Series H Preferred Stock for conversion.

                      (i) Redemption Price Upon Receipt of a Notice of Conversion. The redemption price of Series H Preferred Stock under this Section 6(a) shall be calculated as follows ("Redemption Rate"):


   Closing Bid Price of the Common Stock on the Date of
       Conversion for the Conversion Being Redeemed               Redemption Rate
------------------------------------------------------------------------------------
            Less than $1.50                                      Total Value x 1.12
            $1.50 or Greater                                     Total Value X 1.175


where,

         "Total Value" shall mean the Stated Value of the Series H Preferred Stock being redeemed, plus liquidated damages, Conversion Failure Payments, Late Registration Payments and any other cash payments then due from the Company and then unpaid, where "Stated Value" shall mean the Original Series H Issue Price (as defined in Section 1) of each share of Series H Preferred Stock, together with the accreted but unpaid Premium (as defined in Section 4(a)).

                      (ii) Mechanics of Redemption Upon Receipt of Notice of Conversion. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile, by 5:00 p.m. New York City time the next business day following receipt of a Notice of Conversion from a Holder, and the Company shall provide a copy of such redemption notice by overnight or two (2) day courier, to (A) the Holder of the Series H Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series H Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series H Preferred Stock submitted for conversion and the applicable redemption price.

                      (iii) [Intentionally Omitted].

                      (iv)  Advance Notice of Redemption.

                           (A) Holder's Right to Elect to Receive Notice of
Cash Redemption by the Company. Holder shall have the right to require Company to provide advance notice stating whether the Company will elect to redeem Holder's shares of Series H Preferred Stock in cash, pursuant to the Company's redemption rights discussed in Section 6(a).

                            (B) Mechanics of Holder's Election Notice. Holder
shall send notice ("Election Notice") to the Company and such other person(s) as the Company may designate, (1) via facsimile and (2) via overnight courier stating Holder's intention to require Company to disclose that if Holder were to exercise his, her or its right of conversion (pursuant to Section 5) whether Company would elect to redeem a specific number of shares of Holder's Series H Preferred Stock for cash in lieu of issuing Common Stock. Company is required to disclose to Holder what action Company would take over the five (5) business day period subsequent to the date of Company's response to such Election Notice, as further discussed in subsection 6(a)(iv)(C).

                           (C) Company's Response. Company must respond by the
close of business on the next business day following receipt of Holder's Election Notice ("Company's Response Date"). The Company's response must state whether it would redeem the shares, in whole or in part, or allow conversion into shares without redemption. If Company does not respond to Holder by the Company's Response Date, Company shall be required to issue to Holder Common Stock upon Holder's conversion within the five (5) business day period subsequent to the Company's Response Date.

                  (b) Company's Right to Redeem at its Election. At any time, commencing twelve (12) months and one (1) day after the Last Closing Date, provided that such date shall be extended for each day during which there is continuing an Event of Default,, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series H Preferred Stock; provided (i) the Company shall first provide thirty (30) business days advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning thirty (30) business days prior to the date which is twelve (12) months and one (1) day after the Last Closing Date), and (ii) that the Company shall only be entitled to redeem Series H Preferred Stock having an aggregate Stated Value (as defined below) of at least One Million Dollars ($1,000,000). If the Company elects to redeem some, but not all, of the Series H Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series H Preferred Stock.

                      (i) Redemption Price At Company's Election. The "Redemption Price At Company's Election" shall be calculated as a percentage of Total Value, as that term is defined above, of the Series H Preferred Stock redeemed pursuant to this Section 6(b), which percentage shall vary depending on the date of Redemption at Company's Election (as defined below), and shall be determined as follows:

         Date of Notice of Redemption at Company's Election                  % of Total Value
         --------------------------------------------------                  ----------------
         12 months and 1 day to 18 months following Last Closing Date              120%
         18 months and 1 day to 30 months following Last Closing Date              115%

                  (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least thirty (30) business days prior written notice ("Notice of Redemption At Company's Election") to (A) the Holders of the Series H Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's Series H Preferred Stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series H Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the applicable Redemption Price At Company's Election, as defined in subsection
(b)(i) above. Notwithstanding the above, Holder may convert into Common Stock pursuant to Section 5, prior to the close of business on the Date of Redemption at Company's Election, any Series H Preferred Stock which it is otherwise entitled to convert, which conversions shall not be subject to the conversion restrictions set forth in Section 5(a), including Series H Preferred Stock that has been selected for redemption at the Company's election pursuant to this subsection 6(b); provided, however, that the Company shall still be entitled to exercise its right to redeem upon receipt of a Notice of Conversion pursuant to
Section 6(a).

                  (c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 6(a) and 6(b) unless it has:

                      (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                      (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

                      (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

                      (iv) a combination of the items set forth in (i), (ii) and
(iii) above, aggregating the full amount of the redemption price.

         If the foregoing conditions of this Section 6(c) are satisfied and the Company complies with Section 6(d) hereof, then any shares of Series H Preferred Stock called for by a Redemption at Company's Election shall cease to be outstanding for all purposes hereunder (including the right to convert or to accrete additional Premium or to exercise any other right or privilege hereunder) on the Date of Redemption at Company's Election and shall instead represent the right to receive the Redemption Price at Company's Election without interest from and after the Date of Redemption at Company's Election.

                  (d) Payment of Redemption Price.

                      (i) Each Holder submitting Preferred Stock being redeemed under this Section 6 shall send their Series H Preferred Stock Certificates so redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i).

                      (ii) If the Company elects to redeem pursuant to Section 6(a) hereof, and the Company fails to pay Holder the redemption price within the time frame as required by this Section 6(d), then the Company shall issue shares of Common Stock to any such Holder who has submitted a Notice of Conversion in compliance with Section 5(b) hereof. The shares to be issued to Holder pursuant to this provision shall be the number of shares determined using the lowest Conversion Price (as defined in Section 5 hereof) in effect during the period beginning on the date Holder sends its Notice of Conversion to Company or Transfer Agent via facsimile and ending on the date the Transfer Agent issues Common Stock pursuant to this Section 6(d)(ii). Nothing in this Section 6(d) shall be construed to limit Holder's ability to pursue Holder's rights under
Section 13 hereof.

                  (e) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to Section 6(b) above during a Blackout Period (defined as a period during which the Company's officers or directors would be prohibited from buying or selling stock pursuant to the Securities Exchange Act of 1934, as amended, because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

         Section 7. Voting Rights. The Holders of the Series H Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the General Corporation Law of the State of Delaware ("Delaware Law"), and no Holder of Series H Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

         Notwithstanding the above, the Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to Holder, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under Delaware Law the vote of the Holders of the Series H Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series H Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series H Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders of the Series H Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series H Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series H Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

         Section 8. Protective Provision. So long as shares of Series H Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Delaware Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series H Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

                  (a) alter or change the rights, preferences or privileges of the Series H Preferred Stock or any securities so as to affect adversely the Series H Preferred Stock;

                  (b) create any new class or series of stock on parity with or having a preference over the Series H Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series H Preferred; or

                  (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series H Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series H Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series H Preferred Stock, pursuant to subsection (a) above, so as to affect the Series H Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series H Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change (provided further that the holding requirements set forth in Section 5(a) hereof shall not apply), or continue to hold their shares of Series H Preferred Stock, as amended.

         Section 9. Status of Converted or Redeemed Stock. In the event any shares of Series H Preferred Stock shall be converted or redeemed pursuant to
Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series H Preferred Stock.

         Section 10. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series H Preferred Stock.

         Section 11. Authorization and Reservation of Shares of Common Stock.

                  (a) Authorized and Reserved Amount. The Company shall have authorized and reserved and keep available for issuance seven million two hundred thousand (7,200,000) shares of Common Stock (the "Reserved Amount") solely for the purpose of effecting the conversion of the Series H Preferred Stock, and exercise of the warrants to acquire Common Stock (the "Common Warrants") issued or to be issued to the Holders, which number shall not be reduced. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Series H Preferred Stock, and issuance of the shares of Common Stock in connection therewith and the full exercise of the Common Warrants and issuance of the shares of Common Stock in connection therewith.

                  (b) Increases to Reserved Amount. Without limiting any other provision of this Section 11, if the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Reservation Trigger Date") shall be less than one hundred percent (100%) of the number of shares of Common Stock (the "Minimum Required Reserved Amount") issuable upon conversion of this Series H Preferred Stock, and exercise of the Common Warrants on such trading days (a "Share Authorization Failure"), the Company shall immediately notify all Holders of such occurrence and shall take action as soon as possible, but in any event within sixty (60) days after a Reservation Trigger Date (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred fifty percent (150%) of the number of shares of Common Stock then issuable upon conversion of the Series H Preferred Stock, and exercise of the Common Warrants.

                  (c) Reduction of Reserved Amount Under Certain Circumstances. Prior to complete conversion of all Series H Preferred Stock the Company shall not reduce the number of shares required to be reserved for issuance under this
Section 11 without the written consent of all Holders except as follows: (i) the Company may, following a conversion by a Holder, reduce the number of shares of Common Stock reserved for issuance to such Holder under this Section 11 to not less than 125% of the Minimum Required Reserved Amount, or (ii) the Company may reduce the number of shares of Common Stock reserved for issuance to a Holder under this Section 11 where such reduction is proportionate to a reverse stock split effected for a business purpose other than affecting the obligations of Company under this Section 11, which reverse stock split affects all shares of Common Stock equally. Following complete conversion of all the Series H Preferred Stock, the Company may, with fifteen (15) days prior written notice to Holder, reduce the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock issuable upon the full exercise of the Common Warrants; provided, however, that the Reserved Amount shall continue to be subject to increase pursuant to Section 11 hereof.

                  (d) Cap Amount. Unless otherwise permitted by Nasdaq, in no event shall the total number of shares of Common Stock issued upon conversion of the Series H Preferred Stock exceed the maximum number of shares of Common Stock (the "Cap Amount") that the Company can, without shareholder approval, so issue pursuant to Nasdaq Rule 4460(i)(1)(d)(ii) (or any other applicable Nasdaq Rules or any successor rule) (the "Nasdaq 20% Rule"). The Cap Amount shall be allocated pro-rata to the holders of Series H Preferred Stock as provided in subsection (f) below. In the event the Company is prohibited from issuing shares of Common Stock as a result of the operation of this subsection (d), the Company shall comply with subsection (f) below.

                  (e) Allocations of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the Holders of Series H Preferred Stock based on the number of the shares of Series H Preferred Stock initially issued to each Holder. Each increase to the Cap Amount and Reserved Amount shall be allocated pro rata among the Holders of Series H Preferred Stock based on the number of the shares of Series H Preferred Stock held by each Holder at the time of the increase in the Cap Amount or Reserved Amount, as the case may be. In the event a holder shall sell or otherwise transfer any of such Holder's shares of Series H Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series H Preferred Stock shall be allocated to the remaining holders of shares of Series H Preferred Stock, pro rata based on the number of shares of Series H Preferred Stock then held by such Holders.

                  (f) Inability to Convert due to Cap Amount.

                      Obligation to Cure. If at any time the then unissued portion of any Holder's Cap Amount is less than 125% of the number of shares of Common Stock then issuable upon conversion of such Holder's shares of Series H Preferred Stock (a "Trading Market Trigger Event"), the Company shall immediately notify the Holders of Series H Preferred Stock of such occurrence and shall immediately take all necessary action (including, if necessary, approval of its shareholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of Series H Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to issue shares of Common Stock in excess of the Cap Amount. In the event the Company fails to eliminate all such prohibitions within one hundred twenty (120) days after the Trading Market Trigger Event (provided, however, that (A) the Company must file preliminary proxy materials with the SEC within thirty (30) days of the Trading Market Trigger Event and (B) officers and directors of the Company shall promptly upon the occasion of any such Trading Market Trigger event enter into irrevocable agreements to vote all of their shares in favor of eliminating such prohibitions), each Holder of Series H Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of written notice ("Cap Redemption Notice") to the Company, to require the Company, to purchase for cash, at an amount per share equal to the Redemption Rate in effect on the date of the Cap Redemption Notice, a portion of the Holder's Series H Preferred Stock , which, if converted would require the issuance of Common stock in excess of the holder's allocated portion of the Cap Amount. If the Company fails to redeem any such shares within five (5) business days after its receipt of a Cap Redemption Notice, then such Holder shall be entitled to the remedies provided in Section 13 below.

         Section 12. Failure to Satisfy Conversions.

                  (a) Conversion Failure Payments. If, subject to the Company's right of Redemption Upon Receipt of Notice of Conversion set forth in Section 6(a), at any time a Holder is so entitled, (x) a Holder submits a Notice of Conversion (or is deemed to submit such notice pursuant to Section 5(c) hereof), and the Company fails for any reason to deliver, on or prior to the third (3rd) business day following the Deadline ("Delivery Period") for such conversion, such number of shares of Common Stock to which such Converting Holder is entitled upon such conversion (which shares shall be listed, authorized, reserved, registered, and freely tradable to the extent required in this Series H Certificate of Designation, the Registration Rights Agreement between the Company and the Holder(s) and the Subscription Agreement between the Company and the Holder(s), collectively referred to as the "Governing Agreements"), or (y) the Company provides notice to Holder at any time of its intention not to issue shares of Common Stock upon exercise by Holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (x) and (y) being a "Conversion Failure"), then the Company shall pay to such Holder cash damages in an amount equal to the lower of:

                      (i)  "Damages Amount" X "D" X .005, and
                      (ii) the highest interest rate permitted by applicable
                           law, where:

         "D" means the number of days beginning the date of the Conversion Failure through and including the Cure Date with respect to such Conversion Failure;

         "Damages Amount" means the Original Series H Issue Price for each share of Series H Preferred Stock subject to conversion plus all accrued and unpaid Premium thereon as of the first day of the Conversion Failure, plus all damage payments previously owed and unpaid.

         "Cure Date" means (i) with respect to a Conversion Failure described in clause (x) of its definition, the date the Company effects the conversion of the shares of Series H Preferred Stock submitted for conversion and (ii) with respect to a Conversion Failure described in clause (y) of its definition, the date the Company undertakes in writing to timely issue Common Stock in satisfaction of all conversions of Series H Preferred Stock in accordance with the terms of this Certificate of Designation.

         The payments to which a Holder shall be entitled pursuant to this Section are referred to herein as "Conversion Failure Payments" and shall be paid monthly on a current basis. The parties agree that the damages caused by a breach hereof would be difficult or impossible to estimate accurately. A Holder may elect to receive accrued Conversion Failure Payments in cash or to convert all or any portion of such accrued Conversion Failure Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Failure through the Cure Date for such Conversion Failure. In the event a Holder elects to receive any Conversion Failure Payments in cash, it shall so notify the Company in writing. In the event a Holder elects to convert all or any portion of the Conversion Failure Payments, such Holder shall indicate on a Notice of Conversion such portion of the Conversion Failure Payments which such Holder elects to so convert and such conversion shall otherwise be effected in accordance with provisions of Section 5.

                  (b) Buy-In Cure. Unless a Conversion Failure described in clause (y) of Section 12(a) hereof has occurred with respect to such a Holder, if (i) the Company fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of the Series H Preferred Stock and (ii) after the applicable Delivery Period with respect to such conversion, a Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by a Holder of the shares of Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Company shall pay such Holder within two (2) business days following receipt of written notice of a claim pursuant to Section 12(b) (in addition to any other remedies available to Holder) the amount by which (x) such Holder's total purchase price (including brokerage commission, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock sold for $10,000, the Company will be required to pay such Holder $1,000. A Holder shall provide the Company written notification indicating any amounts payable to Holder pursuant to this Section 12.

                  (c) Adjustment to Conversion Price. If a Holder has not received certificates for all shares of Common Stock within three (3) business days following the expiration of the Delivery Period with respect to a conversion of any portion of any of such Holder's Series H Preferred Stock for any reason, then the Conversion Price applicable upon conversion of such portion of the Series H Preferred Stock shall thereafter be the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the Cure Date. If there shall occur a Conversion Failure of the type described in clause (y) of Section 12(a), then the Fixed Conversion Price with respect to any conversion of Series H Preferred Stock thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Failure through and including the Cure Date. The Conversion Price shall thereafter be subject to further adjustment for any events described in Section 5(d).

         Section 13.  Events of Default.

                  (a) Holder's Option to Demand Prepayment. Upon the occurrence of an Event of Default (as herein defined), each Holder shall have the right to elect at any time and from time to time prior to the cure by Company of such Event of Default to have all or any portion of such Holder's then outstanding Series H Preferred Stock prepaid by the Company for an amount equal to the Holder Demand Prepayment Amount (as herein defined).

                      (i) The right of a Holder to elect prepayment shall be exercisable upon the occurrence of an Event of Default by such Holder in its sole discretion by delivery of a Demand Prepayment Notice (as herein defined) in accordance with the procedures set forth in this Section 13. Notwithstanding the exercise of such right, the Holder shall be entitled to exercise all other rights and remedies available under the provisions of this Certificate of Designation and at law or in equity.

                      (ii) A Holder shall effect each demand for prepayment under this Section 13 by giving at least two (2) business days prior to written notice (the "Demand Prepayment Notice") of the date which such prepayment is to become effective (the "Effective Date of Demand of Prepayment"), the Series H Preferred Stock selected for prepayment and the Holder Demand Prepayment Amount to the Company at the address and facsimile number provided in the stock records of the Company, which Demand Prepayment Notice shall be deemed to have been delivered on the business day after the date of transmission of Holder's facsimile (with a copy sent by overnight courier to the Company) of such notice.

                      (iii) The Holder Demand Prepayment Amount shall be paid to a Holder whose Series H Preferred Stock are being prepaid within one (1) business day following the Effective Date of Demand of Prepayment; provided, however, that the Company shall not be obligated to deliver any portion of the Holder Demand Prepayment Amount until one (1) business day following either the date on which the Series H Preferred Stock being prepaid are delivered to the office of the Company or the Transfer Agent, or the date on which the Holder notifies the Company or the Transfer Agent that such Series H Preferred Stock have been lost, stolen or destroyed and delivers the documentation required in accordance with Section 5(b)(i) hereof.

                  (b) Holder Demand Prepayment Amount. The "Holder Demand Prepayment Amount" means the greater of: (a) 1.3 times the Total Value of the Series H Preferred Stock for which demand is being made, through the date of prepayment or (b) the product of (1) the highest price at which the Common Stock is traded on the date of the Event of Default (or on the most recent trading date for the Common Stock if the Common Stock is not traded on such date) divided by the Conversion Price in effect as of the date of the Event of Default, and (2) the Total Value through the date of prepayment.

                  (c) Events of Default. An "Event of Default" means any one of the following:

                      (i) a Conversion Failure described in Section 12(a) hereof;

                      (ii) a Share Authorization Failure described in Section 11(b) hereof, if such Share Authorization Failure continues uncured for ninety
(90) days after the Reservation Trigger Date;

                      (iii) the Company fails, and such failure continues uncured for three (3) business days after the Company has been notified thereof in writing by a Holder, to satisfy the share reservation requirements of Section 11 hereof;

                      (iv) the Company fails to maintain an effective registration statement as required by the Registration Rights Agreement between the Company and the Holder(s) (the "Registration Rights Agreement") except where such failure lasts no longer than three (3) consecutive trading days and is caused solely by failure of the Securities and Exchange Commission to timely review the customary submission of or respond to the customary requests of the Company;

                      (v) for three (3) consecutive trading days or for an aggregate of ten (10) trading days in any nine (9) month period, the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series H Preferred Stock, and exercise of the Common Warrants) is (i) suspended from trading on any of Nasdaq SmallCap, NMS, NYSE, AMEX or the OTC Bulletin Board, or (ii) is not qualified for trading on at least one of Nasdaq SmallCap, NMS, NYSE, AMEX or the OTC Bulletin Board;

                      (vi) the Company fails, and such failure continues uncured for three (3) business days after the Company has been notified thereof in writing by a Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued to a Holder upon conversion of any Series H Preferred Stock, or exercise of any Common Warrant as and when required by this Certificate of Designation, the Common Warrants, the Subscription Agreement, between the Company and the Holder(s) (the "Subscription Agreement") or the Registration Rights Agreement;

                      (vii) the Company breaches, and such breach continues uncured for three (3) business days after the Company has been notified thereof in writing by a Holder, any significant covenant or other material term or condition of this Certificate of Designation, the Subscription Agreement, the Common Warrants or the Registration Rights Agreement;

                      (viii) any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Subscription Agreement and Registration Rights Agreement), shall be false or misleading in any material respect when made;

                      (ix) the Company or any subsidiary of the Company shall make an assignment for the benefit of its creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such receiver or trustee shall otherwise be appointed; or

                      (x) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company (and such proceedings shall continue unstayed for thirty (30) days).

                  (d) Failure to Pay Damages Amount. If the Company fails to pay the Holder Demand Prepayment Amount within five (5) business days of its receipt of a Demand Prepayment Notice, then such Holder shall have the right, at any time and from time to time prior to the payment of the Holder Demand Prepayment Amount, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Section 5) all or any portion of the Holder Demand Prepayment Amount, into shares of Common Stock at the then current Conversion Price, provided that if the Company has not delivered the full number of shares of Common Stock issuable upon such conversion within three (3) business days after the Company receives written notice of such conversion, the Conversion Price with respect to such Holder Demand Prepayment Amount shall thereafter be deemed to be the lowest Conversion Price in effect during the period beginning on the date of the Event of Default through the date on which the Company delivers to the Holder the full number of freely tradable shares of Common Stock issuable upon such conversion. In the event the Company is not able to pay all amounts due and payable with respect to all Series H Preferred Stock subject to Holder Demand Prepayment Notices, the Company shall pay the Holders such amounts pro rata, based on the total amounts payable to such Holder relative to the total amounts payable to all Holders.








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                                       15

         Section 14. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under the Certificate of Designation at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provision giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series H Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees, in the event of any such breach or threatened breach, the holders of Series H Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.



Signed on February ____, 1998


                                    ------------------------------------------
                                    Dennis W. Healey, Exec. Vice President/CFO


                                       16